August 21, 2014

Investors May Contact:
Lee McEntire, Bank of America, 1.980.388.6780
Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112

Reporters May Contact:
Lawrence Grayson, Bank of America, 1.864.370.6709
lawrence.grayson@bankofamerica.com

Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reaches Comprehensive Settlement With U.S. Department of Justice and State Attorneys General to Resolve Mortgage-related Litigations and Investigations

Settlement Expected to Reduce Q3-14 Pretax Earnings by $5.3 Billion and Negatively Impact EPS by Approximately $0.43 per Share

CHARLOTTE -- Bank of America announced today that it has reached a comprehensive settlement with the U.S. Department of Justice (DoJ), certain federal agencies and six states. The settlement includes releases on the securitization, origination, sale and other specified conduct relating to residential mortgage-backed securities (RMBS) and collateralized debt obligations (CDOs), and an origination release on residential mortgage loans sold to Government Sponsored Enterprises (GSEs) and private-label (PLS) RMBS trusts, or guaranteed by the Federal Housing Authority (FHA).

The claims relate primarily to conduct that occurred at Countrywide and Merrill Lynch prior to Bank of America's acquisition of those entities. Bank of America will pay a total of $9.65 billion in cash and provide approximately $7.0 billion worth of consumer relief. The cash portion consists of a $5.02 billion civil monetary penalty and $4.63 billion in compensatory remediation payments.

“We believe this settlement, which resolves significant remaining mortgage-related exposures, is in the best interests of our shareholders, and allows us to continue to focus on the future,” said Chief Executive Officer Brian Moynihan.

The settlement resolves certain actual and potential civil claims by the DoJ, the Securities and Exchange Commission (SEC) and State Attorneys General from California, Delaware, Illinois, Kentucky, Maryland and New York (State AGs), all of which are members of the Residential Mortgage Backed Securities Working Group of the Financial Fraud Enforcement Task Force; the FHA; and the Government National Mortgage Association (Ginnie Mae), as well as all pending claims against Bank of America entities brought by the Federal Deposit Insurance Corporation (FDIC).

Borrower relief will be in the form of mortgage modifications, including first-lien principal and forbearance forgiveness and second-lien extinguishments, low- to moderate-income mortgage originations, and community reinvestment and neighborhood stabilization efforts, with initiatives focused on communities experiencing, or at risk of, urban blight. This includes lien releases, uninhabitable and abandoned property demolition, and remediation and property donations. Also, Bank of America will support the expansion of available affordable rental housing. Bank of America has committed to complete delivery of the relief by no later than August 31, 2018. The consumer relief will be subject to oversight by an independent monitor.

The settlement is expected to reduce third-quarter 2014 pretax earnings by $5.3 billion, or approximately $0.43 per share after tax. The EPS impact reflects the varying tax treatment of the components of the settlement.

The settlement resolves matters pertaining to certain pending civil enforcement investigations, including investigations by the DoJ and the State AGs relating to RMBS, CDOs and related mortgage activities, including origination, by Bank of America, Countrywide, Merrill Lynch and their affiliates. The claims released include current and potential claims for securitization-related conduct occurring prior to January 1, 2009 under the Financial Institutions Reform, Recovery, and Enforcement Act (FIRREA). The origination release with respect to loans sold to PLS trusts covers all loans originated by Bank of America and its legacy entities and securitized prior to January 1, 2009; the origination release with respect to loans sold to the GSEs covers all loans sold to the GSEs by Bank of America or Countrywide prior to December 31, 2013. The FHA release covers loans originated by Bank of America or Countrywide on or after May 1, 2009, on which claims were submitted on or before December 31, 2013 to the FHA.

The settlement does not cover potential criminal claims; potential claims against individuals; and certain purported whistleblower actions. In addition, it does not cover the O’Donnell case (High Speed Swim Lane). The company has reviewed the most recent court ruling in this case, issued on July 30, 2014, and will file an appeal with the United States Court of Appeals for the Second Circuit.

Forward-looking Statements
Certain statements in this news release represent the current expectations, plans or forecasts of Bank of America based on available information and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often use words like “expects,” “anticipates,” “believes,” “estimates,” “targets,” “intends,” “plans,” “predict,” “goal” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks discussed under Item 1A. “Risk Factors” of Bank of America's Annual Report on Form 10-K for the year ended December 31, 2013 and in any of Bank of America's other subsequent Securities and Exchange Commission filings.

Bank of America
Bank of America is one of the world's leading financial institutions, serving individual consumers, small businesses, middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 49 million consumer and small business relationships with approximately 5,000 retail banking offices and approximately 16,000 ATMs and award-winning online banking with 30 million active users and more than 15 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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